For the fiscal year ended September 30, 2002.
File number 811-7343
The Prudential Investment Portfolios, Inc.


SUB-ITEM 77D
Policies With Respect to Security Investment

Prudential Equity and Fixed-Income Mutual
Funds
Supplement dated December 27, 2001.
       In this Supplement, each investment portfolio to which this Supplement relates is referred to as a ?Fund.?
       Effective January 15, 2002, each Fund is changing the time at which it calculates its net asset value per share (NAV) from 4:15 p.m. New York time to the close of regular trading on the
New York Stock Exchange (NYSE), usually 4:00 p.m. New York time, as described below. This change also affects the time by which a Fund must receive orders to buy, sell or exchange Fund shares in order to receive the same day?s NAV. This Supplement also discusses when a Fund may fair value a security instead of using market quotations.
       The information in this Supplement supersedes any contrary information that may be contained either in the prospectuses to which this Supplement relates or in the statements of additional information that correspond to these Funds. This Supplement relates to various sections within the prospectus section generally entitled ?How to Buy, Sell and Exchange Shares of the Fund.?
1.	The following modifies the section entitled ?How to Buy
Shares ? Step 3: Understanding the Price You?ll Pay.?
        A Fund?s portfolio securities are valued based upon
market quotations or, if not readily available, at fair
value as determined in good faith under procedures
established by the Board that oversees the Fund?s
operations. A Fund also may use fair value pricing if it determines that a market quotation is not reliable based, among other things, on events that occur after the quotation is derived or after the close of the primary market on which the security is traded, but before the time that the Fund?s
NAV is determined.  In the case of a Fund that invests in
foreign securities, this use of fair value pricing most
commonly occurs with securities that are primarily traded
outside the U.S., but also may occur with U.S.-traded
securities.  The fair value of a portfolio security that a
Fund uses to determine its NAV may differ from the
security?s quoted or published price.  For purposes of
computing a Fund?s NAV, we will value the Fund?s futures
contracts 15 minutes after the close of regular trading on
the NYSE.  Except when we fair value securities or as noted
below, in the case of a Fund that invests in foreign
securities, we normally value each foreign security held by
the Fund as of the close of the security?s primary market.
        We determine each Fund?s NAV once each business day at
the close of regular trading on the NYSE, usually 4:00 p.m.
New York time.  The NYSE is closed on most national holidays and Good Friday.  In the case of a Fund that invests in
foreign securities, we do not price, and you will not be
able to purchase or redeem, the Fund?s shares on days when
the NYSE is closed but the primary markets for these
securities are open, even though the value of the Fund?s
foreign securities may have changed.  Conversely, a Fund
that invests in foreign securities will ordinarily price its shares, and you may purchase and redeem shares, on days that the NYSE is open but foreign securities markets are closed.
We may not determine the Fund?s NAV on days when we have not received any orders to purchase, sell or exchange Fund shares, or when changes in the value of the Fund?s portfolio do not materially affect its NAV.
        Most national newspapers report the NAVs of larger
mutual funds, allowing investors to check the prices of
those funds daily.
2.	The following is added to the end of the section entitled
?How to Buy Shares ? What Price Will You Pay for Shares of
the Fund??
        Unless regular trading on the NYSE closes before 4:00 p.m., your order to purchase must be received by 4:00 p.m.
New York time in order to receive that day's NAV.  In the
event that regular trading on the NYSE closes before 4:00
p.m. New York time, you will receive the following day's NAV if your order to purchase is received after the close of
regular trading on the NYSE.
3.	The following modifies the section entitled ?How to Sell
Your Shares.?
        If your broker holds your shares, your broker must
receive your order to sell by 4:00 p.m. New York time to
process the sale on that day.  In the event that regular
trading on the NYSE closes before 4:00 p.m. New York time,
you will receive the following day?s NAV if your order to
sell is received after the close of regular trading on the
NYSE.
4.	The following modifies the first paragraph of the section
entitled ?Telephone Redemptions or Exchanges.?
        You may redeem or exchange your shares in any amount by calling the Fund at (800) 225-1852 before 4:00 p.m. New York time.  You will receive a redemption or exchange amount
based on that day?s NAV.  In the event that regular trading
on the NYSE closes before 4:00 p.m. New York time, you will receive the following day?s NAV if your order to sell or exchange is received after the close of regular trading on
the NYSE.
5.	The following modifies the section entitled ?Expedited
Redemption Privilege.?
        A Fund must receive requests for expedited redemption prior to 4:00 p.m. New York time to receive a redemption amount based on the day?s NAV. In the event that regular trading on the NYSE closes before 4:00 p.m., you will receive the following day's NAV if your order to sell is received after the close of regular trading on the NYSE.
The information in this Supplement relates to the prospectuses indicated below.
Fund Name
Date of Prospectus
Nicholas-Applegate Fund, Inc.
February 28, 2001
Prudential 20/20 Focus Fund
March 30, 2001
Prudential California Municipal Fund

California Series
November 1, 2001
California Income Series
November 1, 2001
Prudential Equity Fund, Inc.
March 1, 2001
Prudential Europe Growth Fund, Inc.
June 29, 2001
Prudential Global Total Return Fund,
Inc.
April 30, 2001
Prudential Government Income Fund,
Inc.
April 30, 2001
Prudential High Yield Fund, Inc.
February 28, 2001
Prudential High Yield Total Return
Fund, Inc.
May 31, 2001
Prudential Index Series Fund

Prudential Stock Index Fund
November 29, 2001
Prudential Municipal Bond Fund

Insured Series
June 29, 2001
High Yield Series
June 29, 2001
Prudential Municipal Series Fund

Florida Series
November 1, 2001
New Jersey Series
November 1, 2001
New York Series
November 1, 2001
Pennsylvania Series
November 1, 2001
Prudential National Municipals Fund,
Inc.
March 27, 2001
Prudential Natural Resources Fund,
Inc.
July 31, 2001
Prudential Real Estate Securities Fund

May 30, 2001
Prudential Sector Funds, Inc.
March 9, 2001
Prudential Financial Services
Fund

Prudential Health Sciences Fund

Prudential Technology Fund

Prudential Utility Fund

Prudential Short-Term Corporate Bond
Fund, Inc.
March 30, 2001
Prudential Small Company Fund, Inc.
November 29, 2001
Prudential Total Return Bond Fund,
Inc.
February 28, 2001
The Prudential Investment Portfolios,
Inc.

Prudential Active Balanced Fund
November 29, 2001
Prudential Jennison Equity
Opportunity Fund
November 29, 2001
Prudential Jennison Growth Fund
November 29, 2001



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